                                              Filed Pursuant to Rule 424(b)(3)
                                              Registration No. 333-44347

                               SONIC SOLUTIONS

                            PROSPECTUS SUPPLEMENT

        On February 9, 1998, the Company issued to the Selling Stockholder 119,772 shares of Common Stock from the Company in connection with a Private Equity Line of Credit Agreement dated as of December 31, 1997 among the Company and the Selling Stockholder (the "Investment Agreement"). The attached Prospectus dated January 30, 1998 (the "Prospectus"), relates to the resale of such shares. See "Selling Stockholders" in the Prospectus which is hereby updated by this Prospectus Supplement, as follows:

                            SELLING STOCKHOLDERS

        The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock by the Selling Stockholder as of February 9, 1998. Because a Selling Stockholder may sell some or all of the Shares offered hereby, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares, no estimate can be given as to the actual amount of Shares that will be held by the Selling Stockholder after completion of such distribution. See "Plan of Distribution" in the Prospectus.


                                                     COMMON STOCK                                    COMMON STOCK
                                                  BENEFICIALLY OWNED           COMMON                BENEFICIALLY
                                                       PRIOR TO                 STOCK                   OWNED
                                                     OFFERING(1)             TO BE SOLD              AFTER OFFERING
                                                -----------------------      -----------        -----------------------
                                                NUMBER          PERCENT                         NUMBER           NUMBER
                                                ------          -------                         ------           ------
Kingsbridge Capital Limited................     119,772           1.6           119,772            0               0
  c/o Kingsbridge Capital Limited
  Main Street, Kilcullen, County
  Kildare, Republic of Ireland

        TOTAL: ............................     119,772           1.6           119,772            0               0

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(1)  Applicable percentage of ownership is based on shares of Common Stock outstanding as of January 28, 1998.

        The Shares offered hereby by the Selling Stockholder have been acquired pursuant the Investment Agreement. Pursuant to the Investment Agreement, the Selling Stockholder represented to the Company that it was acquiring the Shares from the Company without any present intention of effecting a distribution of those shares. However, in connection with the Investment Agreement, the Company agreed to register the Shares for resale by the Selling Stockholder to permit such resales from time to time in the market or in privately-negotiated transactions. The Company will prepare and file such amendments and supplements to the registration statement as may be necessary in accordance with the rules and regulations of the Securities Act to keep it effective for a period of approximately two years.

        The Company has agreed to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement.

                                --------------

          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS FEBRUARY 9, 1998